Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements presented below are based on, and should be read together with, the historical information that LifeCell Corporation (“LifeCell”) and Kinetic Concepts, Inc. (“KCI”) have presented in their respective filings with the SEC.  The unaudited pro forma condensed combined balance sheet as of March 31, 2008 gives effect to the proposed merger as if it had occurred on March 31, 2008, and combines the historical Balance Sheets of LifeCell and KCI as of March 31, 2008. The unaudited pro forma condensed combined statements of earnings for the three months ended March 31, 2008 and the year ended December 31, 2007 are presented as if the proposed merger had occurred on January 1, 2007, and combines the historical results of LifeCell and KCI for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively. The historical financial information is adjusted to give effect to pro forma events that (i) are directly attributable to the merger and related financing, (ii) are factually supportable and (iii) with respect to the statement of earnings, are expected to have a continuing impact on combined results.  Certain historical balances within LifeCell’s statements of earnings have been reclassified to conform to KCI’s presentation.

Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the acquisition, the actual amounts recorded for the acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s preliminary estimates of fair value, with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. Definitive allocations will be performed and finalized.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs. Although KCI believes that certain cost savings may result from the merger, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized if the merger and related financing had been completed as of the dates indicated.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Pro Forma Condensed Combined Balance Sheet
At March 31, 2008
(Unaudited)

(in thousands)	KCI	LifeCell	Pro Forma Adjustments	Note 3	Pro Forma Combined

Assets:
Current assets:
Cash and cash equivalents	$305,167	$37,845	$(274,075)	(a)	$68,937
Short-term investments	-	48,964	(48,964)	(a)	-
Accounts receivable, net	355,429	28,076	-		383,505
Inventories, net	60,152	50,542	13,594	(b)	124,288
Deferred income taxes	41,780	2,307	4,592	(c)	48,679
Prepaid expenses and other	29,842	5,214	-		35,056

Total current assets	792,370	172,948	(304,853)		660,465

Net property, plant and equipment	234,853	29,251	6,010	(d)	270,114
Debt issuance costs, net	2,322	-	60,697	(e)	62,159
			(860)	(f)
Deferred income taxes	8,442	3,357	-		11,799
Goodwill	48,897	-	1,275,600	(g)	1,324,497
Investments in marketable securities	-	6,548	(6,548)	(a)	-
Other non-current assets, net	23,798	3,227	486,401	(h)	510,199
			(3,227)	(i)

	$1,110,682	$215,331	$1,513,220		$2,839,233

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$44,479	$22,929	$-		$67,408
Accrued expenses and other	161,303	11,223	-		172,526
Current installments of long-term debt	-	-	100,000	(e)	100,000
Income taxes payable	15,956	-	-		15,956

Total current liabilities	221,738	34,152	100,000		355,890

Long-term debt	68,000	-	1,590,000	(e)	1,590,000
			(68,000)	(f)
Non-current tax liabilities	33,189	-	5,101		38,290
Deferred income taxes	20,126	-	178,380	(c)	140,329
			(58,177)	(c)
Other non-current liabilities	7,755	-	-		7,755

Total liabilities	350,808	34,152	1,747,304		2,132,264

Shareholders' equity:
Common stock	72	34	(34)	(j)	72
Preferred stock	-	-	-		-
Additional paid-in capital	653,640	153,530	(153,530)	(j)	663,166
			9,526	(e)
Retained earnings (deficit)	60,774	27,457	(860)	(f)	(1,657)
			(27,457)	(j)
			(61,571)	(l)
Accumulated other comprehensive income	45,388	158	(158)	(j)	45,388

Shareholders' equity	759,874	181,179	(234,084)		706,969

	$1,110,682	$215,331	$1,513,220		$2,839,233

See accompanying notes to unaudited pro forma condensed combined financial statements.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Pro Forma Condensed Combined Statement of Earnings
For the year ended December 31, 2007
(Unaudited)

(in thousands, except for per share data)	KCI	LifeCell	Pro Forma Adjustments	Note 3	Pro Forma Combined

Revenue:
Rental	$1,146,544	$-	$-		$1,146,544
Sales	463,400	190,518	-		653,918

Total revenue	1,609,944	190,518	-		1,800,462

Rental expenses	684,935	-	-		684,935
Cost of sales	145,611	56,090	-	(b)	201,701

Gross profit	779,398	134,428	-		913,826

Selling, general and administrative expenses	356,560	68,060	-		424,620
Research and development expenses	50,532	22,935	-		73,467
Acquired intangible asset amortization	-	-	40,849	(h)	40,849

Operating earnings	372,306	43,433	(40,849)		374,890

Interest income and other	6,154	4,028	(10,182)	(k)	-
Interest expense	(19,883)	-	(95,449)	(e)	(118,683)
			(3,351)	(k)
Foreign currency loss	(624)	-	-		(624)

Earnings before income taxes	357,953	47,461	(149,831)		255,583

Income taxes	120,809	20,578	(57,685)	(c)	83,702

Net earnings	$237,144	$26,883	$(92,146)		$171,881

Net earnings per share:
Basic	$3.34	$0.81			$2.42

Diluted	$3.31	$0.78			$2.40

Weighted average shares outstanding:
Basic	70,975	33,345			70,975

Diluted	71,674	34,534			71,674

See accompanying notes to unaudited pro forma condensed combined financial statements.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Pro Forma Condensed Combined Statement of Earnings
For the three months ended March 31, 2008
(Unaudited)

(in thousands, except for per share data)	KCI	LifeCell	Pro Forma Adjustments	Note 3	Pro Forma Combined

Revenue:
Rental	$297,839	$-	$-		$297,839
Sales	122,177	54,317	-		176,494

Total revenue	420,016	54,317	-		474,333

Rental expenses	175,274	-	-		175,274
Cost of sales	35,756	17,065	-	(b)	52,821

Gross profit	208,986	37,252	-		246,238

Selling, general and administrative expenses	95,347	19,110	(146)	(h)	114,311
Research and development expenses	14,715	6,851	-		21,566
Acquired intangible asset amortization	-	-	10,212	(h)	10,212

Operating earnings	98,924	11,291	(10,066)		100,149

Interest income and other	2,005	897	(2,354)	(k)	548
Interest expense	(1,128)	-	(22,827)	(e)	(23,955)
Foreign currency gain	2,387	-	-		2,387

Earnings before income taxes	102,188	12,188	(35,247)		79,129

Income taxes	34,233	5,425	(13,570)	(c)	26,088

Net earnings	$67,955	$6,763	$(21,677)		$53,041

Net earnings per share:
Basic	$0.95	$0.20			$0.74

Diluted	$0.94	$0.19			$0.74

Weighted average shares outstanding:
Basic	71,665	34,013			71,665

Diluted	72,162	34,914			72,162

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

(1)     BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements are based on, and should be read together with, the historical information that LifeCell Corporation (“LifeCell”) and Kinetic Concepts, Inc. (“KCI”) have presented in their respective filings with the SEC.  The unaudited pro forma condensed combined balance sheet as of March 31, 2008 gives effect to the proposed merger as if it had occurred on March 31, 2008, and combines the historical balance sheets of LifeCell and KCI as of March 31, 2008. The unaudited pro forma condensed combined statements of earnings for the three months ended March 31, 2008 and the year ended December 31, 2007 are presented as if the proposed merger had occurred on January 1, 2007, and combines the historical results of LifeCell and KCI for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively. The historical financial information is adjusted to give effect to pro forma events that (i) are directly attributable to the merger and related financing, (ii) are factually supportable and (iii) with respect to the statement of earnings, are expected to have a continuing impact on combined results.  Certain historical balances within LifeCell’s statements of earnings have been reclassified to conform to KCI’s presentation.

Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the acquisition, the actual amounts recorded for the acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s preliminary estimates of fair value, with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. Definitive allocations will be performed and finalized.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs. Although KCI believes that certain cost savings may result from the merger, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized if the merger and related financing had been completed as of the dates indicated.

(2)     ACQUISITION

In May 2008, KCI acquired all of the outstanding shares of LifeCell, a publicly held company based in Branchburg, New Jersey. Under the terms of the merger agreement, LifeCell stockholders received $51.00 per share in cash for each LifeCell share. In addition, outstanding LifeCell stock options, restricted stock awards and restricted stock units were assumed by KCI and were converted into the right to receive cash equal to their fair value on the date of the merger.

This acquisition has been accounted for as a purchase business combination. The total purchase price of $1.8 billion was comprised of (in thousands):

Cash paid to purchase the outstanding shares of LifeCell Common Stock	$1,738,453
Cash settlement of prior LifeCell stock option and restricted stock awards and units	83,043
Estimated transaction fees	20,742

Total preliminary purchase price	$1,842,238

Preliminary Purchase Price Allocation.  The preliminary allocation of the total purchase price of LifeCell’s net tangible and identifiable intangible assets was based on their estimated fair values as of the acquisition date. Adjustments to these estimates will be included in the final allocation of the purchase price of LifeCell. The purchase price allocation is preliminary pending the final determination of the fair value of certain assumed assets and liabilities. The excess of the purchase price over the identifiable intangible and net tangible assets in the amount of $1.3 billion was allocated to goodwill, which is not deductible for tax purposes.  The following table represents the preliminary allocation of the purchase price (dollars in thousands):

Goodwill	$1,286,508
Other intangible assets	486,653
In-process research and development	61,571
Tangible assets acquired and liabilities assumed:
Cash and cash equivalents	96,269
Accounts receivable	27,053
Inventories	66,298
Other current assets	6,031
Property and equipment	37,331
Current liabilities	(48,546)
Noncurrent tax liabilities	(5,101)
Net deferred income tax liability	(171,829)

Total preliminary purchase price	$1,842,238

In connection with the preliminary purchase price allocation, $61.6 million was expensed as a charge for the purchase of in-process research and development.  We allocated values to the in-process research and development based on an independent appraisal of the research and development projects.  In assessing the qualification of the acquired assets as in-process research and development, developmental projects were evaluated.  Such evaluation consisted of a specific review of the efforts, including the overall objectives of the project, progress toward the objectives and the uniqueness of the developments of these objectives.  Further, each in-process research and development project was reviewed to determine if technological feasibility has been achieved.  The acquired in-process research and development was confined to new products/technologies under development.  No routine efforts to incrementally refine or enhance existing products or production activities were included in the acquired in-process research and development.  It was determined that the in-process technologies could only be used for specific and intended purposes.

The deferred tax liability primarily relates to the tax impact of future amortization associated with the identification of intangible assets acquired, which is not deductible for tax purposes.

We estimated the fair value of other intangible assets using the income approach.  Acquired other intangible assets will be amortized on a straight-line basis over their estimated useful lives, which we believe is the most appropriate amortization method.  The amortization of product-related intangible assets is included in “Acquired intangible asset amortization” expense and, as a result, is excluded from cost of sales and the determination of product margins.

The following table represents the preliminary fair value of the components of other intangible assets and their estimated useful lives at the acquisition date (dollars in thousands):

		Weighted Average
		Estimated Useful
	Fair Value	Life (years)
Other intangible assets:
Developed technology	$238,391	14.0
Customer relationships	192,204	10.1
Tradenames and patents	56,058	11.8

	$486,653

(3)     PRO FORMA ADJUSTMENTS

Certain pro forma adjustments described below differ from the amounts shown in Note 2 as different net asset balances existed as of March 31, 2008 (the date of the unaudited pro forma balance sheet) and May 19, 2008 (the date of the acquisition).  Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:

(a)	Reflects the use of cash, cash equivalents and short-term and long-term investments of the combined companies of $329.6 million to fund the purchase price of LifeCell.

(b)
Reflects the adjustment of the historical LifeCell inventories to estimated fair value. Under SEC rules and regulations relating to pro forma financial statements, this amount is considered to be a nonrecurring charge and is excluded from the pro forma condensed combined statements of earnings (see Note 5).

(c)	Reflects the impact of the net tax benefit, deferred tax assets and deferred tax liabilities arising from the acquisition.

(d)
Reflects the adjustment of net property, plant and equipment to its estimated fair value.  Based on the adjusted estimated remaining useful lives of the assets, no pro forma adjustment for depreciation expense is required.

(e)	Reflects the new financing, including the following (see Note 4):
•	A $1.3 billion senior credit facility comprised of a $300.0 million revolving senior credit facility and a $1.0 billion term loan facility,
•	$690.0 million of convertible debt with related purchased and written call options,
•	Approximately $60.7 million of related debt issuance costs, and
•	Estimated interest expense and amortization of debt issuance costs.

(f)	Reflects the termination of KCI’s previously-existing revolving senior credit facility, including the following (see Note 4):
•	Repayment of $68.0 million of debt under KCI’s previously-existing revolving credit facility,
•
Write-off of related unamortized debt issuance costs. Under SEC rules and regulations relating to pro forma financial statements, this amount is considered to be a nonrecurring charge and is excluded from the pro forma condensed combined statements of earnings (see Note 5).

(g)	Reflects the addition of estimated goodwill from the purchase price allocation of approximately $1.3 billion.

(h)
Reflects an estimate of the portion of the purchase price allocated to the acquired identifiable intangible assets of LifeCell, the removal of previous amortization expense recorded on the pre-acquisition cost basis, and the recording of amortization of the acquired identifiable intangible assets over the estimated useful lives using their assigned fair values (see Note 2).

(i)	Reflects the write-off of LifeCell’s historical balance of identifiable intangible assets which were included in the valuation of identifiable intangible assets as described in Note 2 and Note 3(h).

(j)	Reflects the elimination of all components of the historical equity of LifeCell as of March 31, 2008.

(k)
Reflects lower interest income for the three months ended March 31, 2008 and the year ended December 31, 2007 due to the use of cash to fund the LifeCell acquisition.  Also reflects interest expense associated with additional borrowings which would have been required to fund the LifeCell acquisition based on the historical cash and investment balances of the combined companies in 2007.

(l)
Reflects in-process research and development expense related to the acquisition of LifeCell.  Under SEC rules and regulations relating to pro forma financial statements, this amount is considered to be a nonrecurring charge and is excluded from the pro forma condensed combined statements of earnings (see Note 5).

(4)     FINANCING

Issuance of 3.25% Convertible Senior Notes.  On April 21, 2008, we closed our offering of $600.0 million aggregate principal amount of 3.25% convertible senior notes due 2015.  We granted an option to the initial purchasers of the notes to purchase up to an additional $90.0 million aggregate principal amount of notes to cover over-allotments, which was exercised on May 1, 2008 for the entire $90.0 million aggregate principal amount.  In connection with the offering and over-allotment exercise, we entered into convertible note hedge and warrant transactions with affiliates of the initial purchasers of the notes.  Proceeds of the notes were used to pay the net cost of convertible note hedge transactions, to fund a portion of the purchase price of the acquisition of LifeCell, to repay certain indebtedness, to provide ongoing working capital and for other general corporate purposes.

New Senior Credit Facility.  On May 19, 2008, we entered into a new senior secured credit facility with Bank of America, N.A. as an administrative agent for the lenders thereunder.  The senior credit facility consists of a $1.0 billion term loan facility and a $300.0 million revolving credit facility, both of which mature in May 2013.  We borrowed $1.0 billion under the new term loan facility.  We used the proceeds from the borrowing to fund a portion of the purchase price of the acquisition of LifeCell, to pay related fees and expenses in connection with the acquisition of LifeCell, to pay fees and expenses associated with our acquisition financing, to repay all amounts then outstanding under our previously-existing senior credit facility due 2012, and for general corporate purposes.

Amounts outstanding under the senior credit facility bear interest at a rate equal to the base rate (defined as the higher of Bank of America's prime rate or 50 basis points above the federal funds rate) or the Eurocurrency rate (the LIBOR rate), in each case plus an applicable margin.  The applicable margin varies in reference to our consolidated leverage ratio and ranges from 1.75% to 3.50% in the case of loans based on the Eurocurrency rate and 0.75% to 2.50% in the case of loans based on the base rate.  As of June 30, 2008, our nominal interest rate on borrowings under the senior credit facility was 6.060%.

Pro forma interest expense was estimated using the current nominal interest rate of 6.060%.  A one-eighth percentage change in the interest rate would have impacted pro forma interest expense by approximately $300,000 and $1.2 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively.

(5)     NONRECURRING CHARGES

The pro forma condensed combined statements of earnings for the three months ended March 31, 2008 and for the year ended December 31, 2007, do not reflect the impacts of the increased valuation of inventory on cost of sales, the in-process research and development expense on operating expenses, or the write-off of our unamortized debt issuance costs from our previously-existing debt facility on interest expense as a result of the refinancing associated with the LifeCell acquisition. Under SEC rules and regulations relating to pro forma financial statements, these amounts are considered to be nonrecurring charges and are excluded from the pro forma statements of earnings. However, KCI’s future statements of earnings will be impacted by these pro forma adjustments.